[Gibson, Dunn & Crutcher LLP Letterhead]

November 26, 2003

	(212) 351-4000	C 63106-00254

(212) 351-4035

American Color Graphics, Inc.
100 Winners Circle
Brentwood, Tennessee 37027

Re:	American Color Graphics, Inc.
Registration Statement on Form S-4
(File No. 333-110291), as amended by
Amendment No. 1 thereto on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to American Color Graphics, Inc., a New York corporation (the “Issuer”), and ACG Holdings, Inc., a Delaware corporation and the parent company of the Issuer (the ”Guarantor”), in connection with the preparation of a Registration Statement (File No. 333-110291) on Form S-4, as amended by Amendment No. 1 thereto on Form S–1, including the prospectus constituting a part thereof (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) an offer to exchange (the “Exchange Offer”) $280,000,000 aggregate principal amount of the Issuer’s 10% Senior Second Secured Notes Due 2010 (the “New Notes”) for a like principal amount of the Issuer’s outstanding 10% Senior Second Secured Notes Due 2010 (the “Old Notes”) and (ii) the resale of New Notes by market makers who may be deemed to be affiliated with the Issuer.  The New Notes will be fully and unconditionally guaranteed on a senior basis (the “Guarantee”) by the Guarantor and by all future domestic subsidiaries of the Issuer.

The Exchange Offer is being made pursuant to the Registration Rights Agreement dated as of June 19, 2003 (the “Registration Rights Agreement”), among the Issuer, the Guarantor and the initial purchasers listed therein.  The Registration Rights Agreement was executed in connection with the private placement of the Old Notes.

The Old Notes were issued and the New Notes will be issued pursuant to the Indenture dated as of July 3, 2003 (the “Indenture”), among the Issuer, the Guarantor and The Bank of New York, a New York banking corporation, as Trustee.  The New Notes and the Indenture are each governed by the internal laws of the State of New York.

In rendering this opinion, we have examined the Registration Statement, the Indenture, the New Notes and the Guarantee (collectively, the “Documents”), and have also made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion.  As to factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Issuer and the Guarantor in the Purchase Agreement dated as of June 19, 2003, among the Issuer, the Guarantor and the initial purchasers listed therein, executed in connection with the issuance and sale of the Old Notes, or certificates obtained from public officials and others.

In connection with such examination, we have assumed each that the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals.

Based on the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

1.               The New Notes, when duly executed and delivered by or on behalf of the Issuer in the form contemplated by the Indenture and upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legally issued and will constitute valid and binding obligations of the Issuer enforceable against it in accordance with their terms.

2.               The Guarantee, when the New Notes shall have been duly executed and delivered by or on behalf of the Issuer in the form contemplated by the Indenture and upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will constitute a legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms.

The foregoing opinions are also subject to the following additional qualifications, exceptions, assumptions and limitations:

A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America, and the

Delaware General Corporation Law.  We are not engaged to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions set forth above.  This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware, and the facts as they presently exist.  We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of changes in such facts.  We express no opinion regarding any federal or state securities laws or regulations.

B.    Our opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the reference to this firm under the caption “Legal Matters” contained in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP